Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in the Registration Statement of Averion International Corp. on Form SB-2 of our report dated March 29, 2007 relating to the consolidated financial statements of Averion International Corp. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the use in the Registration Statement of our report dated March 29, 2007 relating to the financial statement schedule, which appears in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Schneider Downs & Co., Inc.

Columbus, OH
June 15, 2007